Exhibit 5.1

July 21, 2000

NS Group, Inc.
Ninth and Lowell Streets
Newport, Kentucky  41072

Ladies and Gentlemen:

We have  acted as  counsel  to NS  Group,  Inc.,  a  Kentucky  corporation  (the
"Company"), in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-8 (the "Registration Statement") of 150,000 shares of the Company's common stock, no par value (the "Shares") which may be issued pursuant to the NS Group, Inc.
2000 Non-Employee Director Stock Option Plan (the "Plan").

As counsel for the Company, we have examined such corporate records of the Company and such other instruments, reviewed appropriate supporting opinions of Kentucky counsel and considered such other matters of law as we deemed necessary for the purposes of this opinion. On the basis of the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued, delivered and paid for in accordance with the Plan, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,


/s/ Bryan Cave LLP

BRYAN CAVE LLP

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